EXHIBIT 5.1




                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601

                                 August 27, 1999

Brookdale Living Communities, Inc.
77 West Wacker Drive
Suite 4400
Chicago, Illinois  60601

Ladies and Gentlemen:

                  We have acted as special counsel to Brookdale Living Communities, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to the registration of an aggregate of 450,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable upon the exercise of certain stock options ("Options") that may be granted pursuant to the 1998 Brookdale Living Communities, Inc. Stock Incentive Plan and the 1999 Brookdale Living Communities, Inc. Stock Incentive Plan (together, the "Plans").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-laws of the Company, as currently in effect; (iv) the Plans; (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation for issuance of the Shares, the filing of the Registration Statement and the approval of the Plans; and (vi) minutes of the annual meetings of stockholders of the Company relating to, among other things, the approval of the Plans. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the grant of each Option prior to the grant thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.


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Brookdale Living Communities, Inc.
August 27, 1999
Page 2
                  Based upon and subject to the foregoing, we are of the opinion that all Shares issued upon exercise of stock options granted pursuant to the Plans will be, upon payment of the specified exercise price therefor, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                   Very truly yours,

                                                   /s/ Winston & Strawn

                                                   Winston & Strawn